Exhibit 1

PRESS RELEASE

Gentium Announces New Chairman of the Board

VILLA GUARDIA (Como), Italy, December 17, 2009 (BUSINESS WIRE) – Gentium S.p.A. (Nasdaq: GENT) today announced the appointment of Dr. Khalid Islam as Chairman of the Board of Directors, who will retain his responsibilities as Interim Chief Executive Officer.

Dr. Khalid Islam brings over 22 years of pharmaceutical and biotechnology industry experience to Gentium.  Dr. Islam was the President and Chief Executive Officer of Arpida AG, a Swiss (SWX-listed) biopharmaceutical company, and has held executive roles at major pharmaceutical companies, such as Marion-Merrell Dow and Hoechst Marion Roussel.  In addition, Dr. Islam is the founder and Chairman of Ki Consulting AG, a consulting firm specializing in the development of pharmaceutical drugs, and the co-founder of Sirius Healthcare Partners GmbH, an advisory firm for mid-cap and small-cap life science companies.  Dr. Islam brings extensive experience in working with both the United States Food and Drug Administration (FDA) and European Medicines Agency (EMEA) in developing and marketing pharmaceutical products.

 “2010 is going to be a critical year for Gentium as we determine the next steps toward filing for regulatory approval for Defibrotide, our lead clinical candidate for which we recently announced clinical trial results for the treatment and prevention of Hepatic Veno-Occlusive Disease (VOD),” said Dr. Islam.  “I am delighted to be working with a board which brings together an impressive skill-set and whose vision and experience will be crucial in this exciting phase in Gentium’s development as we execute on our strategic and regulatory plans.”

About VOD

Veno-occlusive disease is a potentially life-threatening condition, which typically occurs as an important complication of stem cell transplantation. Certain high-dose chemo-radiation therapy regimens used as part of SCT can damage the lining cells of hepatic blood vessels and so result in VOD, a blockage of the small veins of the liver that leads to liver failure and can result in significant dysfunction in other organs such as the kidneys and lungs (so-called severe VOD). SCT is a frequently used treatment modality following high-dose chemotherapy and radiation therapy for hematologic cancers and other conditions in both adults and children.  There is currently no approved agent for the treatment or prevention of VOD in the U.S. or the EU.

About Gentium

Gentium S.p.A., located in Como, Italy, is a biopharmaceutical company focused on the development and manufacture of drugs to treat and prevent a variety of diseases and conditions, including vascular diseases related to cancer and cancer treatments. Defibrotide, the Company's lead product candidate, is an investigational drug that has been granted Orphan Drug status by the U.S. Food and Drug Administration and EMEA to prevent and to treat VOD and Fast Track designation by the U.S. FDA for the treatment of severe VOD in recipients of stem cell transplants.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements.” In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of these terms and other comparable terminology. These statements are not historical facts but instead represent the Company's belief regarding future results, many of which, by their nature, are inherently uncertain and outside the Company's control. It is possible that actual results, including the Company’s ability to obtain regulatory approval for Defibrotide, may differ materially from those anticipated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect future results, see the discussion in our Form 20F filed with the Securities and Exchange Commission under the caption “Risk Factors.”

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Contacts:
Gentium S.p.A.
Gary Gemignani, +1 212-332-1666
Chief Financial Officer
ggemignani@gentium.com

The Trout Group
Marcy Nanus, +1 646-378-2927
mnanus@troutgroup.com

Lifonti & Company
Luca Ricci Maccarini, +39 02 7788871
luca.maccarini@lifonti.it